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                                                            --------------------
                                                            Certain confidential
                                                            material contained
                                                            in this document has
                                                            been omitted and
                                                            filed separately
                                                            with the Securities
                                                            and Exchange
                                                            Commission.
                                                            --------------------
CONFIDENTIAL


                                 EXHIBIT 10.33

                       GT 102-279 COLLABORATION AGREEMENT


         THIS COLLABORATION AGREEMENT dated as of December 23, 1999 (the "Agreement") is made by and among Sankyo Pharma, Inc., a Delaware corporation having its principal place of business at 2 Hilton Court, Parsippany, New Jersey 07054 ("Sankyo") and GelTex Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 153 Second Avenue, Waltham, Massachusetts 02451 ("GelTex"). Sankyo and GelTex are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         A. GelTex is currently developing a bile acid sequestrant compound intended to lower LDL cholesterol;

         B. Sankyo has expertise in the area of commercialization of biopharmaceutical products;

         C. Sankyo desires to acquire an option to collaborate on the development and commercialization of Compound in the Territory (as defined below).


                             ARTICLE 1. DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below. Certain other capitalized terms are defined elsewhere in this Agreement.

"Affiliate" shall mean any corporation or other entity that controls, is controlled by, or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint at least fifty percent (50%) of the members of the governing body of the corporation or other entity. For purposes of this Agreement, Sankyo Parke Davis is an Affiliate of Sankyo.

"Compound" shall mean all dosage forms of the bile acid sequestrant compound known by GelTex as GT 102-279, including any improvements to and combinations of such compound with another compound.

"Development Costs" with respect to Compound shall mean internal costs incurred by GelTex and amounts paid by GelTex to Third Parties on or after the Effective Date with
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respect to work performed by GelTex and its subcontractors in connection with the conduct of the Development Plan for Compound, including without limitation:
(a) clinical grants, clinical laboratory fees, positive controls and the cost of studies conducted and services provided by contract research organizations and individuals, consultants, and toxicology contractors necessary or useful for the purpose of obtaining Regulatory Approvals for Compound: (b) costs related to the development of analytical methods; (c) the Fully Absorbed Cost of Goods for batches of Compound manufactured and supplied for use in non-clinical and clinical studies; (d) costs related to data management, statistical designs and studies, document preparation and other expenses associated with the clinical testing program for Compound; (e) costs for preparing, submitting, reviewing or developing data or information for the purpose of submission of applications to obtain Regulatory Approvals for Compound; (f) user fees associated with the filing of NDAs, supplements and other regulatory submissions; (g) process development work requested by the Joint Steering Committee (as defined below);
(h) amounts paid to Third Parties for the validation and stability of NDA registration lots of Compound and (i) the fully burdened cost of GelTex labor incurred in connection with the conduct of the Development Plan at hourly billing rates set forth in the schedule attached as Exhibit B, adjusted annually on the anniversary of the Effective Date for inflation as determined by the United States Consumer Price Index for All Urban Consumers (the CPI-U") for the Boston Metropolitan Area. [ * ] All cost determinations made hereunder shall be made in accordance with GAAP.

"Development Plan" shall mean the comprehensive plan and budget for the development of Compound under the Development Program, as more specifically described in Article 5 hereof.

"Development Program" shall mean the non-clinical, clinical and process development and manufacturing development of Compound, whether occurring prior to or following Regulatory Approvals, and shall specifically include the preparation and filing of all applications for Regulatory Approvals for Compound.

"Drug Substance" shall mean bulk active pharmaceutical ingredient ready for conversion to tablets.

"Effective Date" shall mean the date first written above on this Agreement.

"FDA" shall mean the United States Food and Drug Administration, any successor agency or the regulatory authority of any country other than the United States with responsibilities comparable to those of the United States Food and Drug Administration.

"Field" shall mean all indications (prescription and over-the-counter) where the desired therapeutic effect is achieved primarily through the sequestration of bile acids.



                                       2

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"Fully Absorbed Cost of Goods" with respect to Compound shall mean all amounts paid to Third Party contract manufacturers, including manufacturers of intermediates, active ingredient, and finished Compound with respect to Compound.

"GAAP" shall mean United States generally accepted accounting principles, consistently applied.

"GelTex Patent Rights" shall mean the: (i) subject matter related to the development, manufacture, use, offer for sale or sale of Compound claimed in or covered by the pending patent applications and issued patents recited in Exhibit A; and any continuations, continuations-in-part, divisionals and foreign counterpart applications thereof and in any patents issuing on these applications, including reissues and re-examinations; and (ii) Patent Rights claiming [ * ] to the extent such Patent Rights relate to or are necessary or useful for the development, manufacture, use, sale or offer for sale of Compound and Sankyo agrees that such Patent Rights should be included in GelTex Patent Rights.

"GelTex Technology" shall mean all present and, to the extent such Technology is discovered, made or conceived during and in connection with the Program, future Technology owned or controlled by, or licensed (with the right to sublicense) to, GelTex relating to or useful for the development, manufacture, use, offer for sale or sale of Compound.

"NDA" shall mean a new drug application filed with the FDA to obtain marketing approval for Compound in the United States.

"Net Sales" shall mean the invoiced gross sales of the Compound sold by Sankyo and its Affiliates to Third Party customers for use or resale in the Territory, in each case less the following items, as determined in accordance with GAAP:
[ * ]. For purposes of determining Net Sales, the transfer of any Compound by Sankyo to one of its Affiliates shall not be considered a sale; in such cases Net Sales shall be determined based on the invoiced sales price to an independent Third Party customer, less the adjustments allowed under this Section.

"Patent Rights" shall mean patents, patent applications, certificates of invention, or applications for certificates of invention, together with any extensions, registrations,



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confirmations, reissues, divisions, foreign counterpart applications, continuations or continuations-in-part, re-examinations or renewals thereof. "Program" shall mean the collaboration between GelTex and Sankyo described in this Agreement.

"Regulatory Approvals" shall mean all approvals from regulatory authorities in any country or territory required lawfully to market Compound in any such country or territory, including without limitation, any NDA approvals and Compound pricing approvals.


"Regulatory Scheme" shall mean the United States Food, Drug and Cosmetic Act, as amended and the regulations, interpretations and guidelines promulgated thereunder by the FDA or the regulatory scheme applicable to Compound in any country or territory other than the United States, as such statues, regulations, interpretations and guidelines or regulatory schemes may be amended from time to time.

"Sankyo Patent Rights" shall mean Patent Rights claiming [ * ] to the extent such Patent Rights relate to or are necessary or useful for the development, manufacture, use or sale of Compound.

"Sankyo Technology" shall mean Technology discovered, made or conceived during and in connection with the Program, that is owned or controlled by, or licensed (with the right to sublicense) to, Sankyo or its Affiliates relating to or useful for the development, manufacture, use, sale or offer for sale of Compound. Sankyo Technology shall not include marketing information developed or created by Sankyo or its Affiliates.

"Territory" shall mean the United States of America and its territories and possessions; provided, however, that the Territory may be expanded to include additional countries or territories as described in Section 3.2.3 below.

"Technology" shall mean inventions, trade secrets, copyrights, know-how, data and other intellectual property of any kind (including without limitation any proprietary materials, compounds, reagents, techniques, analytical methodology, or processes that are not included in Patent Rights).

"Third Party" shall mean any entity other than Sankyo, GelTex and their respective Affiliates.


                        ARTICLE 2. EXCLUSIVE RELATIONSHIP

         During the Term and the term of the Agreement related to "Cholestagel" executed on even date herewith (the "Cholestagel Agreement"), neither GelTex, nor any of its Affiliates, shall independently, or with a Third Party engage in the Territory in the marketing, sale or



                                       4

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distribution of products [ * ].  Notwithstanding the above, (i) GelTex and its
Affiliates shall at all times be permitted to independently or with a Third Party develop and commercialize the Product defined in the Cholestagel Agreement in Japan and the Europe, and (ii) following the termination of the Cholestagel Agreement pursuant to Sections 13.2.1, 13.2.2, 13.2.3,(other than 13.2.3 (iv)),
13.2.4 or 6.2.2 of such agreement, GelTex and its Affiliates shall be permitted to engage in the Territory in the marketing, sale or distribution of the Product as defined in the Cholestagel Agreement. During the Term and the term of the Agreement related to Cholestagel executed on even date herewith, neither Sankyo nor any of its Affiliates, shall independently, or with a Third Party, or engage in the [ * ]

         ARTICLE 3. LICENSE AND OPTION GRANTS AND RESERVATION OF RIGHTS

         3.1 License Grants to Sankyo.

                  3.1.1 Technology or Patent Rights Developed Outside of the Program. In the event that GelTex develops, acquires rights to or otherwise comes to own or control Technology or Patent Rights after the Effective Date other than GelTex Patent Rights and GelTex Technology and such Technology or Patent Rights are useful in the Field in the Territory, GelTex hereby grants to Sankyo an option exercisable after the exercise of the 279 Option described below, at Sankyo's discretion to obtain an exclusive, irrevocable (during the Term) right and license and right to sublicense such Technology or Patent Rights limited to use in the Territory in the Field to the extent useful to enable Sankyo to develop, make, have made, use, import, offer for sale, have sold and sell Compound, in each case subject to Sankyo's agreeing in a written document satisfactory to GelTex to pay: (i) a commercially reasonable portion of all costs incurred by GelTex to acquire such Technology or Patent Rights; (ii) a commercially reasonable portion of any and all development or other direct, documented and reasonable costs or expenses payable by GelTex for the development of such Technology or Patent Rights since the date GelTex acquired or gained rights to acquire such Technology or Patent Rights; and (iii) all royalties, sublicense fees and other costs or expenses payable to Third Parties associated with the acquisition or use of such license by Sankyo for Compound in the Field in the Territory provided, however, that if GelTex does not own or have exclusive rights to such Technology or Patents Rights or cannot grant Sankyo the right to further sublicense such Technology or Patent Rights, the license subject to Sankyo's option hereunder shall be for the same level of exclusivity and subject to the same sublicense terms as the rights held by GelTex with respect to such Technology or Patent Rights in the Field in the Territory. Third Party licenses required by a court of competent jurisdiction in order to sell Compound shall be excluded from this Section 3.1.1



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and shall be governed under the terms of Section 8.7.

         3.2 Option to License Patent Rights.

                  3.2.1 Terms of Option. GelTex hereby grants Sankyo an option to license Compound (the "279 Option"). The initial term of the 279 Option shall expire on the later of thirty (30) days after Sankyo's receipt of the draft study report for Phase 2 clinical trials with respect to Compound commenced prior to the date of this Agreement, or March 31, 2000. However, Sankyo shall be entitled to extend the term of the 279 Option for three month periods by providing GelTex with a written commitment to fund the development expenses, as approved by the Joint Steering Committee (defined below), related to Compound that will be incurred during such three month period, including any commitments that extend beyond such three month period and are not subject to cancellation. Notwithstanding any extension that might extend beyond such period, the final extension term of the 279 Option will expire three months following the date of receipt of the final report for all Phase 3 clinical trials for Compound. Should the 279 Option expire without being exercised, Sankyo shall have no further rights to Compound, and Sankyo shall transfer to GelTex all non-clinical, clinical, material and other information in its possession relating to the development of Compound. Performance by Sankyo with respect to Sections 4, 5.1, 5.2, 7, 8 (other than 8.1), 9.3, 9.4, 12.3, and 13.1, with respect to Compound is subject to this Section 3.2.1 and is unenforceable upon expiration of the unexercised 279 Option.

                  3.2.2 License to be Granted Upon Exercise. Effective upon GelTex's receipt of written notice of Sankyo's proper exercise of the 279 Option, Sankyo shall be hereby granted the exclusive, irrevocable (during the Term), right and license under the GelTex Patent Rights and GelTex Technology to develop, make (subject to the terms of Article 6), have made (subject to the terms of Article 6), use, import, offer for sale, have sold and sell Compound for use in the Territory in the Field, and to practice and have practiced the methods licensed under the GelTex Patent Rights for such purpose. The license grants under this Section 3.2.2 may be sublicensed by Sankyo following written notice to GelTex.

                  3.2.3 Expansion of the Territory. Sankyo is hereby granted options to add Japan and the European Union (which shall mean those countries which make up the European Union as of the Effective Date and the additional countries of Norway and Switzerland) to the Territory. The options for Japan and the European Union shall individually expire on [ * ]. Should Sankyo decide to so expand the Territory, it shall provide GelTex with written notice of such decision prior to the expiration of the option, and following GelTex's receipt of such written notice, the definition of the Territory shall be revised to include the additional countries and/or territories specified in such notice. As part of its due diligence obligations Sankyo shall be required to: (i) commence Phase I clinical trials of Compound in Japan within [ * ] of adding Japan to the Territory; and (ii) file a Marketing Authorization Application in the European Union (or equivalent regulatory submissions in at least two countries of the European Union designated by the mutual agreement of the Parties) within [ * ] after the NDA for Compound is filed in the United States. If Sankyo fails to meet either of the due diligence

[ * ] Confidential information omitted and filed separately with the Commission.


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obligations described above, then: (i) the territory in which the obligation was not meet will be removed from the definition of the Territory, and Sankyo shall no longer have any rights to Compound in such territory; (ii) Sankyo promptly shall deliver to GelTex all data, information and material that it may have regarding the clinical, non-clinical and regulatory development, manufacture, marketing, and sale of Compound in such territory; and (iii) Sankyo shall not be entitled to receive reimbursement for a percentage of Development Costs under
Section 5.2.3.

         3.3 License from Sankyo to GelTex.

                  3.3.1 Program License. Sankyo hereby grants to GelTex a non-exclusive, irrevocable (during the Term), royalty-free, right, license and sublicense under the GelTex Patent Rights, GelTex Technology, Sankyo Patent Rights and Sankyo Technology solely to the extent required to permit GelTex to perform its duties under this Agreement. Sankyo also hereby agrees to grant to GelTex a non-exclusive, irrevocable (during the Term), royalty-free, right, license and sublicense under any other Technology or Patent Rights as to which Sankyo elects to obtain a license pursuant to Section 3.1.1 above solely to the extent required to permit GelTex to perform its duties under this Agreement. GelTex shall have the right to sublicense its rights under this Section 3.3.1 with the prior written permission of Sankyo solely to the extent required to permit GelTex to perform its duties under this Agreement.

                  3.3.2 Non-Exclusive License. Sankyo hereby grants to GelTex a non-exclusive, irrevocable (during the Term), fully paid-up and royalty-free license under the Sankyo Patent Rights and the Sankyo Technology to develop, make, have made, use, import, offer for sale, have sold and sell Compound outside the Territory.

         3.4 Reservation of Rights. Notwithstanding the license grants set forth in Section 3.1 and 3.2 above, GelTex at all times reserves the right under the GelTex Patent Rights, the GelTex Technology and any other Technology or Patent Rights licensed to Sankyo pursuant to Section 3.1.1 above to: (i) make, have made and use Compound for research and development purposes outside the Field;
(ii) develop, make, have made, use, import, offer for sale, sell and have sold Compound outside the Field, but within the Territory; (iii) develop, make, have made, use, import, offer for sale, sell and have sold Compound outside the Territory; and (iv) grant licenses to Third Parties for the foregoing purposes. [ * ]

         3.5 Manufacture of Compound. Notwithstanding anything else contained in this Article 3, (i) either Party shall have the right to Manufacture or to have Manufactured Compound in any country in the world for use, offer for sale and sale by itself or, in the case

[ * ] Confidential information omitted and filed separately with the Commission.


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of GelTex, its licensees, in the territories allocated to it under this
Agreement, and if Sankyo does not elect to Manufacture or have Manufactured Compound, (ii) GelTex shall have the right to Manufacture or to have Manufactured Compound in any country in the world for use and sale by Sankyo in the Territory.


                       ARTICLE 4. JOINT STEERING COMMITTEE

         4.1 Joint Steering Committee. Within twenty (20) working days of the Effective Date, the Parties will establish a Joint Steering Committee to oversee and control the development of Compound. The Joint Steering Committee will be composed of [ * ]. The members of the Joint Steering Committee will designate a secretary to take minutes of the meetings and facilitate the organization of the meetings. A Party may change one or more of its representatives to the Joint Steering Committee at any time. Members of the Joint Steering Committee may be represented at any meeting by another member of the Joint Steering Committee, or by a deputy. The Joint Steering Committee shall meet as needed and shall establish procedures for governing itself. Any approval, determination or other action agreed to by [ * ]. The Joint Steering Committee may designate project leaders and may form designated subcommittees to the extent they deem it necessary or advisable.

         4.2 Minutes. The Joint Steering Committee shall keep accurate minutes of its deliberations which shall record all proposals, decisions and actions recommended or taken. Draft minutes shall be sent to all members of the Joint Steering Committee. All records of the Joint Steering Committee shall at all times be available to both Sankyo and GelTex.

         4.3 General Disagreements. In the event there are disagreements within the Joint Steering Committee, the representatives to the Joint Steering Committee will negotiate in good faith to attempt to resolve the dispute. In the event that the dispute is not resolved, the dispute will be presented to the Chief Executive Officer of GelTex (or a designee) and to the President of Sankyo (or a designee). Such executives shall meet or discuss in a telephone or video conference each of GelTex's and Sankyo's views and explain the basis for such dispute. [ * ]

                       ARTICLE 5. THE DEVELOPMENT PROGRAMS

         5.1 Development Program.

                  5.1.1 Initial Development Plan. On or about March 31, 2000, the Joint Steering Committee shall prepare and approve an initial Development Plan for the

[ * ] Confidential information omitted and filed separately with the Commission.


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development of the Compound in the United States. The Development Plan shall describe the proposed overall program of development for Compound and the costs associated therewith, including non-clinical development, clinical trials, regulatory plans, process and manufacturing development, other key elements necessary to obtain Regulatory Approvals for Compound and the strategy for filing, prosecuting and maintaining the GelTex Patent Rights and [ * ] covering Compound and any formulation thereof.

                  5.1.2 Allocation of Responsibilities Under the Development Plan. The Development Plan shall allocate among the Parties responsibility for each of the activities described therein. The Parties agree that the Development Plan, and all annual updates thereto shall: (i) allocate to Sankyo the responsibility for preparing and filing all Regulatory Approval filings in the United States; (ii) allocate to Sankyo the responsibility for completing all Regulatory Approval filings for Compound outside of the United States, if any;
(iii) allocate responsibility for conducting all pre-NDA clinical and non-clinical studies with Compound to GelTex; (iv) allocate responsibility for conducting all post-NDA United States clinical studies with Compound to Sankyo; and (v) allocate responsibility for filing, prosecuting and maintaining the GelTex Patent Rights covering Compound or any formulation thereof to GelTex.

                  5.1.3 Updated Development Plan. The Development Plan shall be updated as necessary, but not less than annually by the Joint Steering Committee not later than sixty (60) days prior to January 1 of each year during the Development Program. Such updated Development Plan shall include: (i) an overall development plan and budget for Compound which sets forth all major development tasks, if any, remaining to be accomplished prior to submissions for Regulatory Approvals; and (ii) a detailed description for the development activities proposed for the forthcoming calendar year, in each case including estimated time lines to accomplish such major tasks or detailed activities, respectively. The members of the Joint Steering Committee shall actively consult with one another throughout the term of the Development Program so as to adjust the specific work performed under the Development Plan to conform to evolving developments in technology and the results of work performed.

         5.2 Funding of the Development Programs.

                 5.2.1 Responsibility for Costs and Expenses. All costs and expenses associated with the performance of the Development Programs shall be borne solely by Sankyo. To the extent that responsibilities are allocated to GelTex under a Development Plan, such Development Plan shall contain a budget of the Development Costs expected to be incurred by GelTex in connection with the performance of the responsibilities allocated to it. Sankyo shall not be obligated to reimburse GelTex for any Development Costs incurred by GelTex in the performance of a Development Plan which exceed one hundred fifteen percent (115%) of the total amount budgeted under the Development Plan, unless such excess Development Costs have been approved by the Joint Steering Committee.

                  5.2.2 Quarterly Payments and Quarterly Reconciliations. Within thirty (30) days following the commencement of each calendar quarter, Sankyo shall promptly pay

[ * ] Confidential information omitted and filed separately with the Commission.


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GelTex an amount equal to that portion of the budgeted Development Costs expected to be incurred by GelTex during the calendar quarter in connection with the performance of the responsibilities allocated to it under the Development Plan. Within thirty (30) days after the end of each of the first three calendar quarters of each year and within sixty (60) days after the end of each calendar year, GelTex shall provide Sankyo with a detailed itemization of its Development Costs actually incurred during the previous quarter. In the event that the quarterly statement of actual Development Costs indicates that GelTex incurred Development Costs in the quarter in excess of the amount paid by Sankyo for such quarter, then the amount of the next quarterly payment due GelTex shall be increased by such amount. If the aggregate amount stated to be due from Sankyo in such quarterly statements for actual Development Costs is less than the amount already paid by Sankyo for such quarter, then the next quarterly payment then due GelTex shall be reduced by such amount. [ * ]

                  5.2.3 Reimbursement of Development Expenses. If Sankyo does not exercise its option to expand the Territory to include the European Union or Japan, then GelTex will reimburse Sankyo for [ * ], respectively, of the Development Costs incurred by Sankyo upon the execution by GelTex of a Definitive Agreement with a Third Party to commercialize Compound in such territory.

         5.3 Development Information.

                  5.3.1 Reports and Information Exchange. Each of GelTex and Sankyo shall use commercially reasonable and diligent efforts to disclose to the other Party, through the Joint Steering Committee, all material information relating to Compound promptly after it is learned or its materiality is appreciated. The party performing or supervising clinical trials of Compound in accordance with a Development Plan shall maintain the database of clinical trial data accumulated from all clinical trials of Compound and of adverse reaction information for Compound. Each Party shall keep the Joint Steering Committee informed as to its progress in the Development Plan.

                  5.3.2 Serious Adverse Experience Reporting. It is understood that Sankyo shall file the NDA for the Compound with the FDA in accordance with
Section 5.1.2 of the Agreement. Each Party shall have an ongoing obligation to notify the other Party of any adverse experience report reported to it or any of its Affiliates in connection with the use of the Compound (or the active ingredient therein) in any clinical trial, literature report, or spontaneous post-marketing use. This notification shall occur within seventy-two (72) hours for an unexpected fatal or life-threatening experience (as used in 21 CFR
Section 314.80) associated with the Compound arising during a clinical trial and within five (5) days for all other adverse experience report associated with the Compound (or the active ingredient therein). This notification shall be by fax at such number(s) designated by each Party. The NDA

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holder shall have responsibility to investigate such adverse experience reports and for reporting such reports to governmental and regulatory authorities in the Territory. For purposes of this Agreement, the term "adverse experience report" shall mean any adverse event associated with the use of the Compound in humans, whether or not considered drug related, including the following: "An adverse event occurring in the course of the use of a drug product in professional practice; an adverse event occurring from drug overdose whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal; and any failure of expected pharmacological action."

                  5.3.3 Clinical and Regulatory Audits. GelTex shall permit Sankyo, and, for so long as GelTex holds any Regulatory Approvals in its name, Sankyo shall permit GelTex, to have access during regular business hours and upon reasonable advance notice, at the auditing Party's own expense to the non-auditing Party's records and facilities relating to the Development Program for the purpose of monitoring compliance with current Good Manufacturing Practices, Good Clinical Practices, Good Laboratory Practices and other applicable requirements of all Regulatory Schemes.

                  5.3.4 Right to Use Non-Clinical, Clinical and Other Information. Notwithstanding anything else herein to the contrary, GelTex shall be entitled to disclose, deliver and authorize the use of any non-clinical, clinical and any other information relating to Compound (which may include the full text of an NDA or other regulatory filing) to a Third Party who becomes a licensee of Compound outside the Territory, provided that, the Parties will negotiate in good faith to reimburse Sankyo for a pro-rata portion of any phase IV clinical data obtained by Sankyo. Should GelTex disclose or deliver to any Third Party any information hereunder that is subject to the confidentiality provisions of Article 11, GelTex shall ensure that such Third Party shall be bound by substantially the same terms and conditions as are set forth in Article 11 with respect to such confidential information. In addition, GelTex shall be permitted to use, and allow Third Party licensees to use all such non-clinical, clinical and other information outside of the Field. Notwithstanding anything else herein to the contrary, Sankyo shall be entitled to disclose, deliver and authorize the use of any non-clinical, clinical and any other information relating to Compound (which may include the full text of an NDA or other regulatory filing) to a Third Party who becomes a licensee of Compound inside the Territory and in the Field. Should Sankyo disclose or deliver to any Third Party any information hereunder that is subject to the confidentiality provisions of Article 11, Sankyo shall ensure that such Third Party shall be bound by substantially the same terms and conditions as are set forth in Article 11 with respect to such confidential information.

                           ARTICLE 6. COMPOUND SUPPLY

         6.1 Agreement to Supply Compound.

                  6.1.1 Supply of Compound. The Parties acknowledge that GelTex is in the early stages of defining contractual relationships with contract manufacturers for the manufacture and supply of Compound. The Parties agree that Sankyo and GelTex will work



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together in identifying and contracting with manufacturers of Drug Substance, as well as formulators to tablet, package and label the final Compound in quantities sufficient to meet the requirements of Sankyo. The parties further agree that any contractual relationships will be subject to the commitments to DSM Chemie Linz made prior to the Effective Date. In addition, GelTex agrees to provide to Sankyo written notice of the key terms of any manufacturing contract relating to the manufacture of the Compound prior to the execution of the contract, and to consider any comments Sankyo provides regarding the key contract terms. Sankyo will source all of its requirements for Drug Substance from GelTex, and the terms and conditions under which GelTex shall supply such Drug Substance shall be set forth in separate supply and quality agreements to be entered into between the Parties at such time as GelTex has further defined its relationships with contract manufacturers. Such terms and conditions shall be substantially similar to those terms and conditions under which GelTex is obligated to supply Cholestagel, as set forth in the Cholestagel Agreement.

                  6.1.2 Compound Price. The Parties acknowledge that a firm commitment for the purchase price of Compound has not been established. GelTex agrees to negotiate in good faith with DSM Chemie Linz with the intent of obtaining an agreement that will allow GelTex to commit to supply the Drug Substance for commercial lots of Compound to Sankyo for [ * ]. Notwithstanding the above, the supply price charged by GelTex to Sankyo for commercial supply of Drug Substance for Compound shall not exceed [ * ]. If both Parties mutually agree that the commercial supply price for Compound is not commercially reasonable, the Parties may mutually agree to revise the royalty rates for Compound.


                          ARTICLE 7. COMMERCIALIZATION

         7.1 Responsibility for Commercialization. All sales, marketing, distribution and other costs associated with the commercialization of Compound in the Territory shall be borne exclusively by Sankyo. All terms of sale, including, without limitation pricing policies, credit terms, cash discounts and returns and allowances, shall be set by Sankyo in its sole discretion.

         7.2 Due Diligence.

                  7.2.1 Affirmative Obligation to Seek Regulatory Approval and Launch. Sankyo will use commercially reasonable and diligent efforts to pursue regulatory approval for, promote, market and sell Compound in all countries in the Territory. GelTex shall provide all assistance reasonably requested by Sankyo in connection with obtaining regulatory approval of Compound. If: (i) Sankyo exercises the 279 Option; or (ii) Sankyo has extended the 279 Option and has not yet permitted the 279 Option to terminate, Sankyo will use commercially reasonable efforts to develop, seek regulatory approval for, promote, market and sell Compound in all countries in the Territory. GelTex shall provide all assistance reasonably requested by Sankyo in connection with obtaining regulatory approval of Compound. In all cases the assistance provided to Sankyo by GelTex hereunder shall be part of the Development Plan, and the costs associated with such assistance shall be

[ * ] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



Development Costs.

         Without limiting the generality of the foregoing, Sankyo will use commercially reasonable and diligent efforts to launch commercial sales in each country and/or territory within the Territory, within [ * ] of the receipt by Sankyo of regulatory approval applicable to the country to promote, market and sell Compound for use in the Field, unless a legal or governmental prohibition or restriction, out of Sankyo's control, prevents Sankyo from so doing.

                  7.2.2 Consequence of Failure to Launch. If Sankyo fails to launch the promotion, marketing and sales of Compound for use in the Field within the [ * ] period of Article 7.2.1, within any given country in a given territory for any reason, other than a legal or governmental prohibition or restriction, including, but not limited to, the delay of listing on reimbursement price schedules which are out of Sankyo's control,GelTex shall have the right to provide written notice to Sankyo of its decision to remove the country in question from the Territory. If GelTex makes such determination, then: (i) such country shall be removed from the Territory with respect to Compound for use in the Field and the right to promote, market and sell Compound for use in the Field within such country shall automatically revert to GelTex at GelTex's expense; (ii) all rights and licenses granted to Sankyo under this Agreement with respect to Compound in such country shall automatically terminate; (iii) any applicable Regulatory Approval and clinical data relating to Compound and the country that is owned or licensed by Sankyo shall be assigned to GelTex for use within such country; and (iv) any trademarks owned or licensed by Sankyo with respect to Compound and the country and/or territory shall be assigned to GelTex at GelTex's expense. If the country in which Sankyo fails to launch the promotion, marketing and sales of Compound for use in the Field within the [ * ] period is the United States, GelTex shall have the right to provide written notice to Sankyo of its decision to terminate this Agreement, and the rights and obligations of the parties shall be those set forth in
Section 14.3.2.

             ARTICLE 8. INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS

         8.1 Ownership. The Parties acknowledge that the ownership rights set forth herein: (i) shall not be affected by the participation in the development of an Invention by the Joint Steering Committee in the course of discharging its duties hereunder; and (ii) are subject to the license grants set forth in
Article 3 above.

                  8.1.1 Ownership of Discoveries and Improvements. All right, title and interest in all writings, inventions, discoveries, improvements and other Technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon that are discovered, made or conceived during and in connection with the Program (collectively, the "Inventions")

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



[ * ] Each of GelTex and Sankyo shall promptly disclose to the other Party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such Party or inventions licensed to the other Party hereunder. Patent Rights and Technology covering [ * ] shall be automatically licensed to Sankyo in accordance with Section 3.2.2 hereof to the extent that Sankyo has determined to include such [ * ] in the definition of GelTex Patent Rights. Patent Rights and Technology covering [ * ] shall be automatically licensed to GelTex in accordance with Sections 3.3.1 and 3.3.2 hereof.

                  8.1.2 Determination of Inventorship. Inventorship shall be determined in accordance with United States patent law.

                  8.1.3 Ownership of Trademarks. Sankyo shall select all trademarks for the sale and use of Compound in the Territory and Sankyo shall bear all expenses thereof.

                  8.1.4 Cooperation of Employees. Each of Sankyo and GelTex represents and agrees that all employees or others acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to such Party, or as such Party shall direct, all Inventions made or conceived by such employee or other person. In the case of non-employees working for other companies or institutions on behalf of GelTex or Sankyo, GelTex or Sankyo, as applicable, shall use commercially reasonable and diligent efforts to obtain licenses for all Inventions made by such non-employees on behalf of Sankyo or GelTex, as applicable, in accordance with the policies of said company or institution. Sankyo and GelTex agree to undertake to use commercially reasonable and diligent efforts to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such Inventions.

         8.2 Filing, Prosecution and Maintenance of Patent Rights.

                  8.2.1 Filing, Prosecution and Maintenance. Each of Sankyo and GelTex shall be responsible for the reasonable and diligent filing, prosecution, maintenance and all patent term extensions of all patent applications and patents which make up its Patent Rights, except that the Parties will determine, on a case-by-case basis, which Party shall be responsible for the filing, prosecuting and maintenance of all patent applications and patents covering
[ * ]. For so long as any of the license grants set forth in Section 3.2.2 hereof remain in effect in the Territory, GelTex agrees to file and prosecute patent applications, obtain patent term extensions, where available and maintain the patents covering its Patent Rights in any such country in the Territory. GelTex shall consult with and keep Sankyo informed of all material issues relating to the preparation and filing, prosecution and maintenance of such patent applications and patents.

                  8.2.2 Patent Filing Costs. All reasonable and documented costs incurred after the Effective Date associated with filing, prosecuting and maintaining patent

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



applications and patents covering each of GelTex's Patent Rights with claims applicable to the Field in the Territory shall be deemed Development Costs and shall be funded by [ * ].

         8.3 Cooperation. Each of GelTex and Sankyo shall, at its own expense, make available to the other Party (or to the other Party's authorized attorneys, agents or representatives) its employees, agents or consultants to the extent necessary or appropriate to enable the appropriate Party to file, prosecute and maintain patent applications and resulting patents with respect to Inventions owned by a Party and for periods of time sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each of GelTex and Sankyo shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party.

         8.4 Notification of Patent Term Restoration. Each of GelTex and Sankyo shall notify the other Party of: (a) the receipt of the Notice of Issuance of each United States patent included within the notifying Party's Patent Rights, giving the date of issue and patent number for each such patent; and (b) each notice pertaining to any patent included within the notifying Party's Patent Rights which it receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984, including notices pursuant to Sections 101 and 103 of such Act from persons who have filed an abbreviated NDA. Such notices shall be given promptly, but in any event within ten (10) business days after receipt of each such notice pursuant to such Act. Each of GelTex and Sankyo shall notify the other Party of each filing for patent term restoration under such Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the notifying Party's Patent Rights.

         8.5 No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest in or other right to the Patent Rights or Technology of the other Party, including items owned, controlled or developed by the other Party, or transferred by the other Party to said Party at any time pursuant to this Agreement.

         8.6 Enforcement of Patent Rights. GelTex and Sankyo shall promptly notify the other in writing of any alleged or threatened infringement of GelTex Patent Rights or Sankyo Patent Rights of which it becomes aware.

                  8.6.1 First Right to Respond. [ * ] shall have the first right, but not obligation, to prosecute or prevent such infringement in the Field in the Territory. [ * ] Any action taken by [ * ] pursuant to this Section
8.6.1 shall be at the sole cost and expense of [ * ], provided, however, that [ * ] shall have the right to participate in any such action at its own expense. [ * ]

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



[ * ]

                  8.6.2 Second Right to Respond. If Sankyo does not exercise its right to respond to such infringement within sixty (60) days of becoming aware of or being notified of such infringement, then GelTex shall have the right, but not the obligation, to do so at its sole expense. In such case, GelTex shall have the right to retain for itself all amounts recovered in connection with the infringement whether by judgment, award, decree or settlement.

                  8.6.3 Cooperation. If either Party has exercised its right to prosecute or prevent the infringement of GelTex Patent Rights or Sankyo Patent Rights as described in Sections 8.6.1 and 8.6.2 hereof, then the other Party shall provide reasonable and diligent cooperation with such Party in all matters concerning any such infringement and shall make available any relevant records, documents, or information if requested to do so.

         8.7 Third Party Licenses.

                  8.7.1 For Identified Patents. If Sankyo is required in its reasonable judgement or by a court of competent jurisdiction to obtain a license from the owners, assignees or licensees of the [ * ] in order to sell Compound in a given country, [ * ].

                  8.7.2 For All Other Patents. If Sankyo is required, in its reasonable judgment or by a court of competent jurisdiction, to obtain a license from a Third Party under any issued patent [ * ] in order to sell Compound in a given country in the Territory, [ * ].


                  ARTICLE 9. INITIAL, MILESTONE AND ROYALTIES PAYMENTS

         9.1 Status of Payments. All initial payments, milestones and other amounts payable by Sankyo under this Agreement will be non-refundable and non-creditable against future royalty or milestone obligations. Notwithstanding the above, should this Agreement terminate pursuant to Section 14.2.4 within two (2) years following the commercial launch of the Compound, GelTex shall refund all initial payments and milestones which have been paid to GelTex.

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



         9.2 Initial Payments. Sankyo shall pay GelTex $3,000,000 on or before December 31, 1999.

         9.3 Milestone Payments. Sankyo shall pay GelTex the amounts set forth below within thirty (30) business days following written notice from GelTex that the applicable milestone has been achieved. Upon receipt of the first regulatory approval to market Compound in any country in the European Union, Sankyo shall pay GelTex [ * ] and upon receipt of regulatory approval to market Compound in Japan, Sankyo shall pay GelTex [ * ].

         9.4 Royalties on Net Sales of the Compound in the Territory. In consideration of the licenses granted hereunder, Sankyo agrees to pay to GelTex during the Term a royalty on Net Sales of Compound sold by Sankyo in the Territory at the rates set forth below:

         Amount of Annual Net Sales in the Territory % of Annual Net Sales
         [ * ]

         If prior to the exercise or expiration of the 279 Option, Sankyo reasonably determines that the royalty rates set forth above are commercially unacceptable in Japan and/or the European Union, the parties may mutually agree to renegotiate the royalty rates for Japan and/or the European Union. However, any decrease in the royalty rate may be accompanied by a mutually agreeable increase in initial or milestone payments.

                            ARTICLE 10. PAYMENT TERMS

         10.1 Royalty Reports. During the Term and commencing with the first calendar quarter in which the first commercial sale of Compound occurs, Sankyo shall, within fifty days following the end of the calendar quarter, furnish to GelTex a written report showing, on a country by country basis, the gross sales of Compound sold to Third Party customers during the quarter and the calculation of Net Sales and the amount payable as royalties pursuant to Article 9 hereof. Within sixty days following the end of the calendar quarter, Sankyo shall pay to GelTex the amount of royalties shown to be due thereon with annual adjustments for discrepancies between estimated allowances booked in accordance with GAAP and actual deductions to invoiced gross sales. If no royalties shall be due, Sankyo shall so report.

         10.2 Records. Sankyo shall keep and maintain proper and complete records and books of account documenting all information relating to royalties payable hereunder. Sankyo shall permit independent accountants retained by GelTex and acceptable to Sankyo to have access to its records and books for the sole purpose of determining the accuracy of such royalties. Such examination shall be during regular business hours and upon reasonable advance notice and no more than once in each calendar year during the term of this

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



Agreement. The accountant shall not disclose to GelTex or any Third Party any information except that which should properly be contained in such a report. If such examination reveals that any royalties have been understated, any underpayment shall be paid within thirty (30) days. GelTex shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an underpayment of five percent (5%) or more for the period examined, in which case, Sankyo shall pay all reasonable costs and expenses of the accountant.

         10.3 Payment Method. Except as otherwise provided in this Agreement or agreed to by the Parties, all payments under this Agreement shall be made by electronic bank transfer in United States dollars available on the date due, to such account as GelTex specifies to Sankyo in writing within a reasonable period before such payment is due.

         10.4 Books of Account; Audit. GelTex shall keep and maintain proper and complete records and books of account documenting all Development Costs incurred by it. GelTex shall permit independent accountants retained by Sankyo and acceptable to GelTex to have access to its records and books for the sole purpose of determining the accuracy of Development Costs charged by GelTex. Such examination shall be during regular business hours and upon reasonable advance notice and no more than once in each calendar year during the term of this Agreement. The accountant shall not disclose to Sankyo or any Third Party any information except that which should properly be contained in a report of costs incurred. If such examination reveals that any costs including, without limitation, Development Costs have been overstated, any overpayment shall be refunded within thirty (30) days. Sankyo shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an overcharge of five percent (5%) or more for the period examined, in which case, GelTex shall pay all reasonable costs and expenses of the accountant.


                           ARTICLE 11. CONFIDENTIALITY

         11.1. Nondisclosure Obligations. Except as otherwise provided in this
Article 11, during the Term and for a period of five (5) years thereafter, the Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement: (a) confidential information and data resulting from or related to the Program and/or the development of Compound; (b) all information and data not described in clause (a) but supplied by another Party under this Agreement and marked "Confidential"; or (c) information that by its nature should be considered confidential.

         For purposes of this Article 11, information and data described in clause (a), (b) or (c) of the preceding paragraph shall be referred to as "Information." To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, consultants, outside contractors and clinical investigators, on a need-to-know basis and on the condition that such entities or persons agree to keep the

CONFIDENTIAL



Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential; and a Party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to market commercially Compound. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes patented, published or otherwise becomes publicly known other than by acts of the Party obligated not to disclose such Information or its Affiliates in contravention of this Agreement; (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates by a Third Party, provided that such Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party or its Affiliates, provided that such Information was not obtained directly or indirectly from the other Party under this Agreement; (iv) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement; or (v) is disclosed by the receiving Party or its Affiliates pursuant to a subpoena lawfully issued by a court or governmental agency, provided that the receiving Party or its Affiliates, as the case may be, notifies the other Parties immediately upon receipt of any such subpoena.

         11.2 Terms of this Agreement and other Public Disclosures. The Parties acknowledge that GelTex will be required to file this Agreement with the Securities and Exchange Commission, and GelTex agrees to seek confidential treatment for portions of this Agreement when making such filing upon review by Sankyo. Except as permitted by the foregoing provisions or as otherwise required by law, each of the Parties hereby agrees not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party; provided, that each Party shall be entitled to disclose the terms of this Agreement without such consent to potential investors or other financing sources on the condition that such entities or persons agree to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential. The Parties agree to coordinate the timing and scope of any other public disclosures discussing results of the Program.

         11.3 Publications. Each Party recognizes the mutual interest in obtaining valid patent protection. Consequently, any party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such Party as part of the Program (the "Publishing Party") shall transmit to the other Party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least fifteen (15) days prior to submission of the abstractor the oral disclosure. The Reviewing Party shall have the right to (a) request a delay in publication or presentation in order to protect patentable information, (b) propose modifications to the publication for patent reasons or
(c) request that the information be maintained as a trade secret.

CONFIDENTIAL



         If the Reviewing Party requests a delay as described in clause (a) above, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each Party's rights in such information to be filed. Upon the expiration of forty-five (45) days, in the case of proposed written disclosures, or fifteen (15) days, in the case of an abstract of proposed oral disclosures, from transmission of such proposed disclosures to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the oral presentation, respectively, unless the Reviewing Party has requested the delay described above.

         To the extent possible in the reasonable exercise of its discretion, the Publishing Party shall incorporate all modifications proposed under clause
(b) above. If a trade secret that is the subject of a request made under clause
(c) above cannot be otherwise protected without unreasonable expense to the Reviewing Party, such information shall be omitted from the publication.


                   ARTICLE 12. REPRESENTATIONS AND WARRANTIES

         12.1 Authorization. Each Party warrants and represents to the other that: (i) it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to perform fully its obligations hereunder; (ii) this Agreement has been duly authorized, executed and delivered and is a valid and binding agreement of such Party, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditor's rights; (iii) such Party has obtained all necessary approvals to the transactions contemplated hereby; (iv) such Party has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Agreement; (v) GelTex Patent Rights and Technology comprise all the intellectual property owned by GelTex which is necessary and useful for manufacturing and commercializing Compound in the Field and in the Territory; and (vi) GelTex is not debarred under Section 306(a) or
(b) of the Generic Drug Enforcement Act of 1992.

         12.2 Intellectual Property Rights.

                  12.2.1 Existing Rights. GelTex hereby represents and warrants that: (i) immediately prior to the execution of this Agreement it possesses an exclusive right, title and interest to the existing GelTex Patent Rights and the GelTex Technology (except for licenses granted to Chemie); (ii) that the GelTex Patent Rights and the GelTex Technology are, and during the Term will remain, free and clear of any lien or other encumbrance; and (iii) that GelTex has the right to enter into the obligations set forth in this Agreement and to grant the rights and licenses set forth in Article 3 hereof.

                  12.2.2 [ * ]


[ * ] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



[ * ]


         12.3 Sankyo Warranties. Sankyo warrants that Compound sold pursuant to this Agreement will be marketed and sold in all material respects: (i) in accordance with the conditions of any applicable Regulatory Approvals and any applicable labeling claims; and (ii) any applicable requirements of the Regulatory Scheme regarding the sale and/or distribution of Compound.

         12.4 Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER GELTEX NOR SANKYO MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE NON-INFRINGEMENT OF ANY THIRD-PARTY PATENTS OR PROPRIETARY RIGHTS. ALL UNIFORM COMMERCIAL CODE WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE PARTIES.

         12.5 Limitation of Liability. It is agreed by the Parties that neither Party shall have a right to or shall claim special, indirect or consequential damages, including lost profits, for breach of this Agreement. Remedies shall be limited to claims for amounts due hereunder or as otherwise provided in this Agreement, including claims for indemnification as provided in Article 13 hereof.


                              ARTICLE 13. INDEMNITY

         13.1 Sankyo Indemnity Obligations. Except to the extent such claims, losses, damages or expenses result from GelTex's negligence or a breach of a representation or warranty by GelTex, Sankyo agrees to defend, indemnify and hold GelTex, its Affiliates, licensees and their respective directors, officers, employees and agents harmless from all claims, losses, damages or expenses arising out of or relating to: (i) actual or asserted violations of any applicable law or regulation by Sankyo or its Affiliates by virtue of which Compound distributed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not marketed or sold in compliance with any applicable law or Regulatory Scheme; or (ii) claims for bodily injury, death or property damage attributable to the distribution, sale or use of the Compound by Sankyo or its Affiliates.

         13.2 GelTex Indemnity Obligations.

                  13.2.1 For Compound Claims. Except to the extent such claims, losses, damages or expenses result from Sankyo's negligence or a breach of a representation or warranty by Sankyo, GelTex agrees to defend, indemnify and hold harmless Sankyo, its Affiliates, licensees and their respective directors, officers, employees and agents harmless from all claims, losses, damages or expenses arising out of or relating to GelTex's gross

[ * ] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL


negligence, unlawful act or willful misconduct of GelTex in connection with the performance of this Agreement.

                  13.2.2 For Intellectual Property Claims. In the event that a claim or assertion of patent, copyright, know-how and/or trademarks infringement is made against Sankyo by any Third Party in any country of the Territory including any assignee or licensee of the Identified Parties, by reason of the making, having made, using, selling, having sold and offering for sale the Compound by Sankyo hereunder, GelTex shall indemnify and hold Sankyo harmless from and against all suits, claims, liabilities, losses, expenses (including legal expenses due to, without limitation, litigation, legal opinions, negotiations, settlements, injunctions, and arbitration) and damages arising from any infringement of such patent, copyright, know-how and/or trademarks ("Patent Claims").

         13.3 Procedure. Should a Party or any of its Affiliates or its employees or agents (the "Indemnitee") intend to claim indemnification under this Article 13, such Indemnitee shall promptly notify the other Party (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall be entitled to assume the defense thereof with counsel selected by the Indemnitor and approved by the Indemnitee, such approval not to be unreasonably withheld; provided, however, that if representation of Indemnitee by such counsel first selected by the Indemnitor would be inappropriate due to a conflict of interest between such Indemnitee and any other party represented by such counsel, then Indemnitor shall select other counsel for the defense of Indemnitee, with the fees and expenses to be paid by the Indemnitor, such other counsel to be approved by Indemnitee and such approval not to be unreasonably withheld. The indemnity agreement in this Article 13 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 13, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article
13. The Indemnitee under this Article 13, its officers, directors, employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each Party claims indemnity from the other and one Party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

                        ARTICLE 14. TERM AND TERMINATION

         14.1 Term.

                  14.1.1 Expiration. Unless terminated earlier pursuant to
Section 14.2, this Agreement shall continue in full force and effect until the expiration of the last of any

CONFIDENTIAL



GelTex Patent Rights.

                  14.1.2 Effect of Expiration. Expiration of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration. Upon expiration of this Agreement in connection with Compound pursuant to
Section 14.1.1 above: (i) Sankyo shall have a paid-up non-exclusive license with right to sublicense, under the GelTex Patent Rights and GelTex Technology to make, have made, use, offer for sale, have sold and sell Compound the Territory for use in the Field; and (ii) GelTex shall have a paid-up license under the Sankyo Patent Rights and Sankyo Technology to make, have made, use, offer for sale, have sold and sell Compound in the Territory.

         14.2 Termination. This Agreement may be terminated in the following circumstances:

                  14.2.1 For Certain Material Breaches. If: (i) either GelTex or Sankyo fails to use commercially reasonable and diligent efforts to perform any material duty imposed upon such Party, or materially breaches any representation or warranty made by such Party under this Agreement; or (ii) Sankyo fails to use commercially reasonable to commercialize Compound in the Territory, and in any case, such failure to perform is not cured within ninety (90) days of written notice thereof from the non-breaching Party, the non-breaching Party may elect, in its sole discretion, to: (i) enforce the terms of this Agreement and seek any and all remedies available to it at law and in equity; and/or (ii) terminate this Agreement with the consequences set forth in Section 14.3 below. Such 90-day period shall be extended to one hundred eighty (180) days if the breaching Party has engaged in good faith efforts to remedy such default within such 90-day period that it believes that it will be able to remedy the default within such 180-day period, but such extension shall apply only so long as the breaching Party is engaging in good faith efforts to remedy such default.

                  14.2.2 Upon Bankruptcy. Either GelTex or Sankyo may terminate this Agreement upon the bankruptcy, insolvency, dissolution or winding-up of the other Party, except in the case of a petition in bankruptcy filed involuntarily against a Party, if such petition is dismissed within sixty (60) days of the date of its filing.

                  14.2.3 For Changed Circumstances. Sankyo shall have the right to terminate this Agreement if: (i) after submitting a Hart-Scott-Rodino filing with the Federal Trade Commission (FTC), FTC does not approve the transaction as set forth herein or requires modifications to the transaction that are unacceptable to Sankyo, or (ii) a generic version of the Compound is approved by the FDA and is being sold in the Territory for use in the Field. In addition, this Agreement shall terminate upon the expiration of the unexercised 279 Option.

                  14.2.4 Following Certain Infringement Claims. This Agreement shall be terminated as to Compound should a Patent Claim (as defined in Section 13.2.2) result in the issuance of a final injunction prohibiting the future development and/or commercialization of



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Compound.

         14.3 Effects of Termination. Termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration.

                  14.3.1 Termination by Sankyo. Upon any termination by Sankyo pursuant to Section 14.2.1 or 14.2.2 above: (i) in its sole discretion, Sankyo shall retain the licenses granted in Section 3.1 and 3.2 to commercialize the Compound in the Territory for use in the Field; (ii) provided that Sankyo retains the licenses, Sankyo shall continue to be obligated to pay royalties on Net Sales of the Compound as set forth in Article 9 to GelTex; (iii) provided that Sankyo retains the licenses, Sankyo shall pay to GelTex any milestone payments not previously paid to GelTex at such times as the milestone payment would otherwise have been due; (iv) in the case of termination due to bankruptcy of GelTex under Section 14.2.2, in Sankyo's sole discretion, GelTex shall assign all contracts with suppliers to Sankyo and assist Sankyo in any way necessary for Sankyo to assume the rights (but not necessarily any obligations that are overdue) under such contracts; and (v) GelTex shall retain the license granted to it pursuant to Section 3.2.2. Additionally, upon termination by Sankyo or otherwise pursuant to Subsections 14.2.3 or 14.2.4 above: (i) all licenses granted to Sankyo pursuant to Article 3 shall be revoked; (ii) Sankyo shall transfer to GelTex, at GelTex's cost and expense any applicable Regulatory Approvals (or applications for Regulatory Approvals), all non-clinical and clinical data owned or licensed by Sankyo, all contracts relating to Compound and requested by GelTex and all other information useful to enable GelTex to sell Compound in the Territory; and (iii) at GelTex's request, Sankyo shall sell to GelTex at Sankyo's actual cost all Compound inventory in Sankyo's possession or control.

                  14.3.2 Termination by GelTex. Upon any termination by GelTex pursuant to Sections 14.2.1, 14.2.2 or 7.2.2 above: (i) Sankyo shall grant to GelTex a royalty-free, paid-up exclusive and irrevocable right and license, with the right to grant sublicenses, under the Sankyo Patent Rights and Sankyo Technology to develop, make, have made, use, import, offer for sale, sell and have sold Compound, and Sankyo shall execute such documents and take all such action as may be necessary or desirable to affect the foregoing; (ii) all licenses granted pursuant to Article 3 to Sankyo shall be revoked; (iii) all licenses granted to GelTex in Article 3 shall remain in full force and effect;
(iv) Sankyo shall transfer to GelTex any applicable Regulatory Approvals (or applications for regulatory approvals), all non-clinical and clinical data owned or licensed by Sankyo, all contracts relating to Compound and requested by GelTex and all other information useful to enable GelTex to continue to sell Compound in the Territory without interruption; (v) the parties will negotiate appropriate reimbursement for a portion of the cost associated with any clinical data generated by Sankyo and transferred to GelTex pursuant to (iv) above; (vi) Sankyo shall transfer to GelTex at GelTex's cost and expense all trademarks owned or licensed by Sankyo which are being used in connection with the sale of Compound in the Territory; and (vii) at GelTex's request, Sankyo shall sell to GelTex at Sankyo's actual cost all Compound inventory in Sankyo's possession or control.


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                            ARTICLE 15. MISCELLANEOUS

         15.1 Exchange Controls. All payments due hereunder shall be paid in United States dollars. If at any time legal restrictions prevent the prompt remittance of part or all payments with respect to any country where Compound is sold, payment shall be made through such lawful means or methods as the Parties may determine.

         15.2 Withholding Taxes. If applicable laws require that taxes be withheld from payments made hereunder, Sankyo shall (a) deduct such taxes, (b) timely pay such taxes to the proper authority and (c) send written evidence of payment to GelTex within sixty (60) days after payment. Sankyo will assist GelTex in claiming tax refunds, deductions or credits at GelTex's request and will cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made hereunder.

         15.3 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but without limitation fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or one or both of the other Parties; provided, however, that the Party so affected shall use commercially reasonable and diligent efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable and diligent dispatch whenever such causes are removed. Each Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above. Upon termination of force majeure, the performance of any suspended obligation or duty shall promptly recommence. Neither Party shall be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive or exemplary damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of force majeure.

         15.4 Assignment. This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Party; provided, however, that either GelTex or Sankyo may, without such consent, assign its rights and obligations under this Agreement: (a) in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation; or (b) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated Third Party; provided, however, that such Party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void.


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Any permitted assignee shall assume all obligations of its assignor under this
Agreement in writing.

         15.5 Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties will substitute, by mutual consent, valid provisions for such invalid provisions, which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

         15.6 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor in accordance with this Section 15.6, and shall be effective upon receipt by the addressee.

         If to GelTex:              GelTex Pharmaceuticals, Inc.
                                    153 Second Avenue
                                    Waltham, MA 02451
                                    Attention:  President
                                    Facsimile:  (781) 672-5822

         with a copy to:            GelTex Pharmaceuticals, Inc.
                                    153 Second Avenue
                                    Waltham, MA 02451
                                    Attention:  Corporate Counsel
                                    Facsimile:  (781) 895-4982

         If to Sankyo:              Sankyo Parke Davis
                                    Two Hilton Court
                                    Parsippany, NJ  07054
                                    Attention:  President
                                    Facsimile:  (973)  359-2605


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         with a copy to:            Sankyo Pharma Inc.
                                    Two Hilton Court
                                    Parsippany, NJ  07054
                                    Attention:  President
                                    Facsimile:  (973) 359-2629

         15.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         15.8 Arbitration. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement (a "Dispute"), which has not resolved in accordance with the provisions of Section 4.3 hereof, shall be finally resolved by binding arbitration as herein provided.

                  15.8.1 General. Except as otherwise provided in this Section 15.8, any arbitration hereunder shall be conducted under the commercial rules of the American Arbitration Association. Each such arbitration shall be conducted in the English language by a panel of three arbitrators (the "Arbitration Panel"). Each of GelTex and Sankyo shall appoint one arbitrator to the Arbitration Panel and the third arbitrator shall be appointed by the two arbitrators appointed by GelTex and Sankyo. The Arbitration Panel shall be convened upon delivery of the Notice of Arbitration (as defined below). Any such arbitration shall be held in Boston, Massachusetts. The Arbitration Panel shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as it shall determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

                  15.8.2 Procedure.

                           (a) Whenever a Party (the "Claimant") shall decide to
institute arbitration proceedings, it shall give written notice to that effect (the "Notice of Arbitration") to the other Party (the "Respondent"). The Notice of Arbitration shall set forth in detail the nature of the Dispute, the facts upon which the claimant relies and the issues to be arbitrated (collectively the "Arbitration Issues"). Within thirty (30) days of its receipt of the Notice of Arbitration, the Respondent shall send the Claimant and the Arbitration Panel a written Response (the "Response"). The Response shall set forth in detail the facts upon which the Respondent relies. In addition, the Response shall contain all counterclaims which the Respondent may have against the Claimant which are within the Arbitration Issues, whether or not such claims have previously been identified. If the Response sets forth a counterclaim, the Claimant may, within thirty (30) days of the receipt of the Response, deliver to the Respondent and the Arbitration Panel a rejoinder answering such counterclaim.



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                           (b) Within fifteen (15) days after the later of (i)
the expiration of the period provided in clause (a) above for the Claimant to deliver a rejoinder or (ii) the completion of any discovery proceedings authorized by the Arbitration Panel: (A) the Claimant shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues and a proposed resolution of any counterclaims set forth in the Response (the "Claimant's Proposal"), including the amount of monetary damages, if any, or other relief sought; and (B) the Respondent shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues, a proposed resolution of any counterclaims set forth in the Response and a proposed resolution of any rejoinder submitted by the Claimant (the "Respondent's Proposal"), including the amount of monetary damages, if any, or other relief sought. Once both the Claimant's Proposal and the Respondent's Proposal have been submitted, the Arbitration Panel shall deliver to each Party a copy of the other Party's proposal.

                           (c) Within fifteen (15) days after delivery of both
the Claimant's Proposal and the Respondent's Proposal, the Arbitration Panel shall provide notice to the Claimant and the Respondent of the date of a hearing to be held no later than sixty (60) days following the date of the notice. At such hearing, both parties shall have the opportunity to discuss the facts giving rise to the dispute and the proposals that have been presented. The Arbitration Panel will determine the procedure for the hearing.

                           (d) The Arbitration Panel shall issue an opinion with
respect to any Dispute, which opinion shall explicitly accept either the Claimant's Proposal or the Respondent's Proposal in its entirety (the "Final Decision"). The Arbitration Panel shall not have the authority to reach a Final Decision that provides remedies or requires payments other than those set forth in the Claimant's Proposal or the Respondent's Proposal. The concurrence of two
(2) arbitrators shall be sufficient for the entry of a Final Decision. The arbitrators shall issue a Final Decision within one (1) month from the later of
(i) the last day for submission of proposals under clause (b) above, or (ii) the date of the final hearing on any Dispute held by the Arbitration Panel. A Final Decision shall be binding on all of the Parties.

         15.9 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by the Parties.

         15.10 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         15.11 Independent Contractors. It is expressly agreed that GelTex and Sankyo shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither GelTex nor Sankyo shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do


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so.

         15.12 Waivers. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         15.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.14 Interpretation. The Parties hereto acknowledge and agree that (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement;
(iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.




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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                        GELTEX PHARMACEUTICALS, INC.

                                        By:

                                        /s/ Mark Skaletsky
                                        ------------------------------
                                        Mark Skaletsky

                                        Title: President and CEO


                                        SANKYO PHARMA, INC.

                                        By:

                                        /s/ Takashi Chiba
                                        ------------------------------
                                        Takashi Chiba

                                        Title: President







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